Exhibit 99.1

Chijet Motor Company, Inc. has entered into a business combination agreement with Deep Medicine Acquisition Corp. to become a public company to advance its electric vehicle business and sales of gasoline vehicles in China and Southeast Asia

Business combination agreement with Deep Medicine Acquisition Corp. values Chijet’s operating companies at $2.55 billion (based on 100% ownership)

●	Achieving the public listing milestone would enable Chijet to accelerate its electric vehicle development, manufacturing and sales, while expanding sales and production of conventional gas-fueled hybrid vehicles, leveraging its more than 300 dealerships in China and Southeast Asia and current annual production capacity of 240,000 vehicles at its existing 13.85 million-square-foot production base in Jilin City, China.

●	Expected net proceeds of up to approximately $127.8 million upon the closing (assuming no redemptions by DMAQ public shareholders) will enhance Chijet’s production capacity, new product research and development, working capital and expansion in Southeast Asia.

●	Mr. Hongwei Mu, Chairman of Chijet, and the existing leadership team will lead the combined company.

NEW YORK, NY – July 13, 2022 –Deep Medicine Acquisition Corp. (NASDAQ: DMAQ) (“DMAQ”), a publicly traded special purpose acquisition company, today announced the signing of a definitive business combination agreement, dated July 12, 2022, with Chijet Motor Company, Inc. (together with its subsidiaries, the “Company” or “Chijet”), a leading Chinese automaker, which is developing next-generation electric vehicles and expanding its manufacturing capabilities. Chijet expects to use the transaction proceeds to fund the development and production of its planned next-generation electric vehicle, with sales expected to increase as new models are launched and two production facilities, occupying a total area of 8.47 million square feet with annual production capacity of 200,000 vehicles currently under construction in Xiangyang and Yantai, China, are completed.

“We are focused on our vision to develop and produce electric vehicles with the latest energy-saving technologies, which has never been more important than today given the soaring cost of oil,” said Chijet Chairman Mu Hongwei. “Our management team is committed to delivering on our plans to expand our electric vehicle business and leverage our existing dealer network, our manufacturing permits and licenses, and supply chain and production capabilities.”

Humphrey Polanen, CEO of DMAQ, noted: “We are delighted to have entered into a definitive agreement with Chijet and its experienced management team. Chijet designs, manufactures, markets and services a full line of cars, mini-trucks, sport utility vehicles and electric vehicles. China’s automotive market, especially the electric vehicle market, is growing substantially and Chijet’s current and planned products will target customers who are looking for cost-effective means of transportation. As a major player in this field, and with its relationship with China’s leading automaker FAW Group, Chijet has shown that it is capable of offering electric vehicles based on the latest technology. Therefore, we believe that Chijet will continue to expand its market position as the electric vehicle industry expands. DMAQ and our investors are excited to be part of Chijet and join their talented team to achieve their goals.”

Chijet is currently focusing on expanding the business of electric vehicles while manufacturing, selling and servicing traditional fuel vehicles. Currently, the Company sells vehicles to more than 300 dealerships in China and the rest of Southeast Asia, and produces a variety of models through its Chinese subsidiary FAW Jilin Automobile Co., Ltd. (“FAW Jilin”), including 3 SUV models sold under the Senya brand and 4 light truck models sold under the Jiabao brand. Chijet partners with FAW Group (“FAW”), one of the ‘Big Four’ auto manufacturers in China. With over three million cars produced and over $100 billion in annual revenue in 2021, FAW ranked 66th on the Fortune 500 Global list in 2021. In 2019, Chijet indirectly purchased a 64.28% interest in FAW Jilin from FAW. In addition, Chijet is building a 5.15 million-square-foot factory in Yantai, China, dedicated to electric vehicle production and a new planned headquarters. Chijet has a management team of industry veterans with decades of experience in engineering and design, management, financing, industrial production and financial management. The FAW Jilin production subsidiary has passed IATF16949 quality management system certification, ISO45001 occupational health and safety management system certification, ISO14001 environmental management system certification and ISO50001 energy management system certification. These certification registrations cover the design and manufacture of the sedan and minicar range.

Compared with its competitors, Chijet believes it has superior advantages in its production and supply chain. Its executive team has extensive experience in production technology and a management style modeled on Toyota Motor Corporation. The completion of construction of the two new production facilities and corporate new offices is expected to strengthen and optimize Chijet’s production capacity of electric vehicles, hybrid vehicles and gasoline vehicles. In addition, Chijet has established strong relationships with top institutions and suppliers from all over the world.

Transaction Overview

The business combination attributes an implied enterprise value to Chijet’s operating companies of $2.55 billion in the aggregate, including Chijet’s 85.17% ownership interest in Shandong Baoya New Energy Vehicle Co., Ltd., the Chinese company that is developing new EV models, and 64.82% interest in FAW Jilin, the Chinese company producing and selling traditional fuel vehicles. Upon completion of the transaction, Chijet is expected to have approximately $127.8 million in cash, assuming no redemptions by DMAQ public shareholders. The cash proceeds raised in the transaction are currently anticipated to be used for the construction of Chijet’s Yantai electric vehicle manufacturing base and to fund company operations, support its growth and for general company operating purposes. Following completion of the proposed transaction, Chijet plans to raise additional capital to further its planned expansion of production capacity and product offering to include new models of electric vehicles.

In the proposed transaction, both Chijet and DMAQ will be acquired by a newly-formed holding company named Chijet Motor Company, Inc. (“Pubco”), which is expected to be listed on the Nasdaq Stock Market (“Nasdaq”).

The boards of directors of DMAQ and Chijet have unanimously approved the proposed transaction. Its closing is subject to approval by DMAQ stockholders, completion of DMAQ’s satisfactory due diligence review of Chijet within 60 days of entering into the business combination agreement and is subject to other customary closing conditions, including the U.S. Securities and Exchange Commission (“SEC”) declaring Pubco’s registration statement effective and the expiration of the applicable HSR Act waiting period. It is currently expected that the transaction will close by the end of the fourth quarter of 2022, assuming such closing conditions are met.

About Chijet

The primary business of Chijet is the development, manufacture, sales and service of traditional fuel vehicles and electric vehicles. State-of-the-art manufacturing systems and stable supply chain management enable the company to provide consumers with products of high performance at reasonable prices. The factory in Yantai, China, will be dedicated to EV production, and the company’s headquarters will be also located at the planned Yantai factory. Chijet has a management team of industry veterans with decades of experience in engineering and design, management, financing, industrial production and financial management.

About DMAQ

DMAQ is a special purpose acquisition company formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or entities. DMAQ began trading on the Nasdaq in October 2021, and its common stock and rights are traded under the ticker symbols DMAQ and DMAQR, respectively.

Important Information About the Proposed Business Combination and Where to Find It

This press release relates to a proposed business combination transaction among the parties set forth above referred to above and herein as the business combination. A full description of the terms of the business combination will be provided in a registration statement on Form F-4 that Pubco intends to file with the SEC that will include a prospectus of Pubco with respect to the securities to be issued in connection with the proposed business combination and a proxy statement of DMAQ with respect to the solicitation of proxies for the special meeting of stockholders of DMAQ to vote on the business combination (the “Form F-4”). Each of the Company and DMAQ urges its investors, stockholders and other interested persons to read, when available, the preliminary proxy statement/ prospectus as well as other documents filed with the SEC because these documents will contain important information about DMAQ, Chijet and the business combination. After the Form F-4 is declared effective, the definitive proxy statement/prospectus to be included in the Form F-4 will be mailed to shareholders of DMAQ as of a record date to be established for voting on the business combination. Once available, DMAQ shareholders and other interested persons will also be able to obtain a copy of the Registration Statement on Form F-4, including the proxy statement/prospectus included therein, and other documents filed with the SEC, without charge, by directing a request to: Deep Medicine Acquisition Corp. 595 Madison Avenue, 12th Floor, New York, NY 10017, (917) 289-2776 or on the SEC’s website at www.sec.gov.

Participants in Solicitation

DMAQ and Chijet, and their respective directors and executive officers, may be deemed participants in the solicitation of proxies of DMAQ’s stockholders in respect of the proposed business combination. DMAQ’s shareholders and other interested persons may obtain more detailed information about the names and interests of these directors and officers of DMAQ and Chijet in the business combination will be set forth in filings with the SEC, including when filed, the Form F-4 and the accompanying proxy statement/prospectus. These documents can be obtained free of charge from the sources specified above and at the SEC’s web site at www.sec.gov.

This press release does not contain all the information that should be considered concerning the business combination and is not intended to form the basis of any investment decision or any other decision in respect of the business combination. Before making any voting or investment decision, investors and security holders are urged to read the Form F-4 and accompanying proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed business combination as they become available because they will contain important information about the proposed business combination.

No Offer or Solicitation

This press release will not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the business combination. This press release will also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities will be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act, as amended, or an exemption therefrom.

Forward-Looking Statements

The information in this press release contains certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to the proposed business combination. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result” and similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (i) the risk that the business combination may not be completed in a timely manner or at all, which may adversely affect the price of DMAQ’s securities; (ii) the failure to satisfy the conditions to the consummation of the business combination, including the completion of DMAQ’s satisfactory due diligence review and approval of the business combination agreement by the stockholders of DMAQ; (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the business combination agreement; (iv) the outcome of any legal proceedings that may be instituted against any of the parties to the business combination agreement following the announcement of the entry into the business combination agreement and proposed business combination; (v) the ability of the parties to recognize the benefits of the business combination agreement and the business combination; (vi) the lack of useful financial information for an accurate estimate of future capital expenditures and future revenue; (vii) statements regarding Chijet’s industry and market size; (viii) financial condition and performance of Chijet and Pubco, including the anticipated benefits, the implied enterprise value, the expected financial impacts of the business combination, potential level of redemptions of DMAQ’s public shareholders, the financial condition, liquidity, results of operations, the products, the expected future performance and market opportunities of Chijet and Pubco; and (ix) those factors discussed in DMAQ’s and Pubco’s filings with the SEC and that that will be contained in the registration statement on Form F-4 and the related proxy statement relating to the business combination. You should carefully consider the foregoing factors and the other risks and uncertainties that will be described in the “Risk Factors” section of the registration statement on Form F-4 and related proxy statement and other documents to be filed by DMAQ or Pubco from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and while Chijet, DMAQ and Pubco may elect to update these forward-looking statements at some point in the future, they assume no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, subject to applicable law. None of Chijet, DMAQ or Pubco gives any assurance that Chijet, DMAQ or Pubco will achieve its expectations.

Contact

Chijet Motor Company, Inc. and Deep Medicine Acquisition Corp.

Humphrey Polanen, Chief Executive Officer

ir@dmaq-spac.com